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                                                                    EXHIBIT 99

FOR IMMEDIATE RELEASE                        CONTACT: DONALD J. RADKOSKI
                                                     (614) 492-4901
Nov. 14, 2005                            or Tammy Roberts Myers (614) 492-4954

            BOB EVANS FARMS RELEASES SECOND QUARTER FINANCIAL RESULTS

         COLUMBUS, Ohio -- Bob Evans Farms, Inc. (Nasdaq: BOBE) today announced financial results for the fiscal second quarter and six months ended Oct. 28, 2005.

         Total net sales for the quarter were $392.4 million, a 4 percent increase from $376.0 million in the corresponding period last year. Net income for the quarter was $13.2 million, or $0.37 per share on a diluted basis, compared with $10.6 million, or $0.30 per share, a year ago. Results for the latest period include a net pre-tax gain of $3.7 million on the sale of assets, which increased earnings per share by $0.07. Excluding the gain, earnings per share would have been equal to last year's level.

         For the first six months of fiscal 2006, total sales were $788.0 million, a 13 percent increase from last year's first half. The increase is mostly attributable to the Mimi's Cafe acquisition in July 2004. Net income for the six-month period was $20.3 million, or $0.57 per share, compared with $24.8 million, or $0.70 per share, for the corresponding period last year. Excluding the gain discussed above, earnings per share would have been $0.50 through six months this year.

         At Bob Evans Restaurants, same-store sales for the quarter decreased
3.1 percent from the same period a year ago, with average menu prices up 1.0 percent. At Mimi's Cafe, same-store sales increased 1.8 percent, with average menu prices up 1.5 percent. The restaurant segment's total sales for the quarter rose 4 percent, and reported operating income was up 5 percent. Excluding the gain on the sale of assets, however, the segment's operating income would have been down approximately 17 percent.

         Larry C. Corbin, interim chief executive officer and president, said, "We made encouraging progress during the second quarter controlling costs in a very tough sales environment. Food and labor costs improved sequentially from the first quarter and just as importantly, customer satisfaction scores have remained high. However, we remain concerned with our continued softness in same-store sales."

         The company opened six new Bob Evans Restaurants and two new Mimi's Cafes during the second quarter and plans to open approximately 20 Bob Evans and 12 Mimi's for the full fiscal year. However, during the quarter, the company closed 11 under-performing Bob Evans Restaurants and has now closed 15 year to date.

         Corbin commented, "The decision to close these under-performing restaurants was driven by an evaluation of performance as well as the future potential on a location-by-location basis. Proceeds from these asset sales will be used to purchase new property and reduce short-term debt. We will continue to evaluate all of our restaurants, and while we may have some additional closings in the second half of the fiscal year, we don't anticipate as many as we closed in the first half of the year."

         In the food products segment, profitability for the quarter benefited from sales increases and moderating raw material costs in the company's sausage business. Hog costs averaged $46.00 per hundredweight for the quarter, compared with $50.00 in last year's second quarter. Pounds sold from comparable products (principally sausage and refrigerated potatoes) increased 10 percent. The segment's total sales for the quarter rose 8 percent, and operating income more than doubled, to $4.4 million from $1.8 million a year ago.

         "We remain pleased with the solid momentum in our food products business," Corbin said. "With the early signs of improved profitability in the restaurant segment, we continue to expect that the


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company's overall earnings comparisons may be more favorable over the next few quarters. However, we are well aware that to restore our financial performance to historical levels over the longer term, we need to stabilize and gradually rebuild Bob Evans Restaurants' customer traffic."

         On Nov. 8, 2005, the Bob Evans Farms, Inc. board of directors declared a quarterly cash dividend of 12 cents ($0.12) per share on the company's outstanding common stock. The dividend is payable Dec. 1, 2005, to stockholders of record at the close of business on Nov. 18, 2005.

         Bob Evans Farms, Inc. owns and operates 588 full-service, family restaurants in 20 states. Bob Evans Restaurants are primarily located in the Midwest, mid-Atlantic and Southeast regions of the United States, while Owens Restaurants operate in Texas. In addition, the company operates 95 Mimi's Cafe casual restaurants located in 13 states, primarily in California and other western states. Bob Evans Farms, Inc. is also a leading producer and distributor of pork sausage and a variety of complementary homestyle convenience food items under the Bob Evans and Owens brand names. For more information about Bob Evans Farms, Inc., visit the company's Web site at www.bobevans.com.

                   CONSOLIDATED FINANCIAL RESULTS (UNAUDITED)
                       (Thousands, except per share data)

                                        Three Months Ended                   Six Months Ended
                                        ------------------                   ----------------
                                  Oct. 28, 2005     Oct. 29, 2004     Oct. 28, 2005     Oct. 29, 2004
                                  -------------     -------------     -------------     -------------
Net Sales
  Restaurant Segment                 $332,254          $320,170          $673,286          $589,785
  Food Products Segment                60,109            55,850           114,717           106,850
                                     --------          --------          --------          --------
     Total                           $392,363          $376,020          $788,003          $696,635

Operating Income
  Restaurant Segment                 $ 18,185          $ 17,380          $ 30,497          $ 41,297
  Food Products Segment                 4,403             1,804             6,092               971
                                     --------          --------          --------          --------
     Total                           $ 22,588          $ 19,184          $ 36,589          $ 42,268

Net Interest Expense                 $  3,068          $  2,695          $  6,037          $  3,571

Income Before Income Taxes           $ 19,520          $ 16,489          $ 30,552          $ 38,697

Provisions for Income Taxes          $  6,364          $  5,920          $ 10,236          $ 13,892

Net Income                           $ 13,156          $ 10,569          $ 20,316          $ 24,805

Earnings Per Share
  Basic                              $   0.37          $   0.30          $   0.57          $   0.70
  Diluted                            $   0.37          $   0.30          $   0.57          $   0.70

Average Shares Outstanding
  Basic                                35,567            35,302            35,494            35,281
  Diluted                              35,779            35,654            35,712            35,658

        RECONCILIATION OF GAAP MEASURES TO NON-GAAP MEASURES (UNAUDITED)

                                                  Three Months Ended                 Six Months Ended
                                                  ------------------                 ----------------
                                           Oct. 28, 2005    Oct. 29, 2004    Oct. 28, 2005     Oct. 29, 2004
                                           -------------    -------------    -------------     -------------

Operating income, GAAP                         $22,588          $19,184          $36,589          $42,268
Less special item - net gain on asset
disposals                                        3,735                0            3,735                0
                                               -------          -------          -------          -------
Operating income, non-GAAP                     $18,853          $19,184          $32,854          $42,268

Net income, GAAP                               $13,156          $10,569          $20,316          $24,805
Less special item - net gain on asset
disposals, net of tax                            2,517                0            2,517                0
                                               -------          -------          -------          -------
Net income, non-GAAP                           $10,639          $10,569          $17,799          $24,805

Basic earnings per share, GAAP                 $  0.37          $  0.30          $  0.57          $  0.70
Basic earnings per share, non-GAAP             $  0.30          $  0.30          $  0.50          $  0.70

Diluted earnings per share, GAAP               $  0.37          $  0.30          $  0.57          $  0.70
Diluted earnings per share, non-GAAP           $  0.30          $  0.30          $  0.50          $  0.70




         Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995 Statements in this report that are not historical facts are forward-looking statements and are based on current expectations. Forward-looking statements involve various important assumptions, risks and uncertainties. Actual results may differ materially from those predicted by the forward-looking statements because of various factors and possible events, including, without limitation:

         o Changing business and/or economic conditions, including energy costs

         o        Competition in the restaurant and food products industries

         o Ability to control restaurant operating costs, which are impacted by market changes in the cost or availability of labor and food, minimum wage and other employment laws, fuel and utility costs and general inflation

         o Changes in the cost or availability of acceptable new restaurant sites

         o Adverse weather conditions in locations where the company operates its restaurants

         o Consumer acceptance of changes in menu, price, atmosphere and/or service procedures

         o Consumer acceptance of the company's restaurant concepts in new geographic areas

         o        Changes in hog and other commodity costs.

There is also the risk that the company may incorrectly analyze these risks or that the strategies developed by the company to address them will be unsuccessful.

Additional discussion of these factors is included in the company's periodic filings with the Securities and Exchange Commission. Forward-looking statements speak only as of the date on which they are made, and the company undertakes no obligation to update any forward-looking statement to reflect circumstances or events that occur after the date on which the statement is made to reflect unanticipated events. All subsequent written and oral forward-looking statements attributable to the company or any person acting on behalf of the company are qualified by the cautionary statements in this section.

         Company executives will discuss the results during a conference call Tuesday, Nov. 15, 2005, at 10 a.m. ET. To listen, call (888) 394-8033
(conference ID number 6694935) or log-in to the webcast at www.bobevans.com and then click on "investors." The call will be available for replay for 48 hours, beginning Tuesday, Nov. 15, 2005, immediately following the call by calling toll free (877) 519-4471, pin code 6694935. The webcast version will also be archived on the company's Web site.